Exhibit 10.1

TERMINATION OF BUSINESS COMBINATION AGREEMENT

Termination of Business Combination Agreement, dated as of November 9, 2021 (this “Termination Agreement”) among Velocity Acquisition Corp., a Delaware corporation (“Velocity”), VBLG Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), VBLG Blocker Merger Sub, LLC, a Delaware limited liability company (“Blocker Merger Sub”, and together with Velocity and Company Merger Sub, the “Velocity Parties”), BBQ Holding, LLC, a Delaware limited liability company (the “Company”), BVP BBQ Blocker, LP, a Delaware limited partnership (“Blocker”) and BVP BBQ General Partner, LLC, a Delaware limited liability company (the “BVP GP”), solely in its capacity as representative of the Blocker Owners and the Company Unitholders (the “Seller Representative”). Capitalized terms used and not defined herein shall have the meanings ascribed to them in the BCA (as defined below). Section references used herein are to the respective sections of the BCA. The Velocity Parties, the Company, Blocker and the Seller Representative are collectively referred to as the “Parties” and each as a “Party”.

WHEREAS, Velocity, Company Merger Sub, Blocker Merger Sub, the Company, the Blocker and the Seller Representative are parties to that certain Business Combination Agreement, dated as of July 20, 2021 (the “BCA”) and

WHEREAS, the Parties wish to mutually terminate the BCA in accordance with the provisions thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	The BCA is hereby terminated, effective immediately, pursuant to Section 9.1(a)(i) of the BCA.

2.	The effect of the termination of the BCA shall be as set forth in Section 9.2 of the BCA; provided that, subject to the terms set forth herein, the Parties hereby waive their respective rights and benefits pursuant to the proviso set forth in Section 9.2(b) of the BCA, such that upon execution hereof, there shall be no continuing liability of either party pursuant to the BCA.

3.	The Parties shall issue a press release relating to this Termination Agreement in the form of Exhibit A hereto, and Velocity shall file a Form 8-K in the form of Exhibit B hereto. Thereafter, except for disclosure or communication required by applicable Law or stock exchange rule, or in response to any request by any Governmental Authority, no Party shall issue any press release with respect to the other Parties, the transactions contemplated thereby and/or this Termination Agreement without the prior written consent of such other Parties; provided that, prior to any disclosure or communication required by applicable Law or stock exchange rule or in response to a request by a Governmental Authority, Velocity or the Company, as applicable, shall (i) use their reasonable best efforts to consult with each other before making any such disclosure, communication or response and (ii) to the fullest extent permitted by applicable Law, first allow the other to review such disclosure, communication or response and the opportunity to comment thereon, and shall consider such comments in good faith.

4.	The Velocity Parties, for themselves, and on behalf of each of their respective affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge the Company, the Blocker and the Seller Representative and their affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Related Documents and the transactions contemplated by the BCA (the “Velocity Released Claims”).

5.	The Company, the Blocker and the Seller Representative, for themselves, and on behalf of each of their respective affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge Velocity Parties and their affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the BCA, the Related Documents and the transactions contemplated by the BCA (the “Company Released Claims.” and together with the Velocity Released Claims, the “Released Claims”).

6.	Notwithstanding anything contained in this Termination Agreement to the contrary, (i) it is the express intention of the Parties that the Released Claims released pursuant to paragraphs 4 and 5 of this Termination Agreement do not include claims, if any, based upon a breach of this Termination Agreement or a breach of the Confidentiality Agreement (as defined below), and (ii) if the Company does not pay the Termination Fee within the time period specified in Section 10 of this Termination Agreement, the release of the Velocity Parties set forth in Section 4 and Velocity’s waiver set forth in Section 2 shall be null and void; provided, however, that such release and waiver shall be effective. ab initio, upon the payment of the Termination Fee.

7.	Each Party hereby agrees not to (a) make, publish or communicate to any person or in any public or private forum or through any medium, any disparaging, damaging or demeaning statements about the other Parties or their respective affiliates, or any of their respective officers, directors, employees, or agents, or (b) otherwise engage, directly or indirectly, in any communications with any person that may be disparaging to the other Parties and their respective affiliates that may damage the reputation or goodwill of the other Parties or their respective affiliates, or that may place the other Parties or their respective affiliates in any false or negative light. Each Party hereby represents to the other Parties that it has not engaged in any of the actions and communications described in the foregoing prior to the date hereof.

8.	Each Party acknowledges and understands that there is a risk that subsequent to the execution of this Termination Agreement, each Party may discover, incur or suffer Released Claims that were unknown or unanticipated at the time of the execution of this Termination Agreement, and which, if known on the date of the execution of this Termination Agreement, might have materially affected such Party’s decision to enter into and execute this Termination Agreement. Each Party further agrees that by reason of the releases contained herein, each Party is assuming the risk of such unknown Released Claims and agrees that this Termination Agreement applies thereto.

9.	Each Party acknowledges and agrees that it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Party hereby waives and relinquishes any rights and benefits that such Party may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Each Party acknowledges that it may hereafter discover facts in addition to or different from those that such Party now knows or believes to be true with respect to the subject.

10.	Except as otherwise provided in paragraph 3 of this Termination Agreement, the Parties hereby acknowledge and agree that each Party continues to be bound by the Non-Disclosure and Confidentiality Agreement, dated as of April 12, 2021 (the “Confidentiality Agreement”) by and among the parties thereto, and that all information obtained pursuant to the BCA shall be kept confidential in accordance with the Confidentiality Agreement.

11.	Within 45 days of the date hereof, the Company shall pay $1,393,750 (the “Termination Fee”) to Velocity by wire transfer of immediately available funds to the account specified on Schedule A.

12.	If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Termination Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Termination Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Termination Agreement be consummated as originally contemplated to the fullest extent possible.

13.	This Termination Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in such State. Any Action arising out of or relating to this Termination Agreement shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not available in such court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Termination Agreement brought by any Party and (b) agree not to commence any such Action except in the courts described above in Delaware, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Termination Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Termination Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Termination Agreement. Each of the Parties (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Termination Agreement, as applicable, by, among other things, the mutual waivers and certifications in this paragraph 13.

14.	This Termination Agreement may be executed and delivered (including by facsimile or portable document format (.pdf transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15.	This Termination Agreement may only be amended in writing by the Parties.

16.	Except for the Termination Fee, each Party hereby agrees to pay the expenses (including the fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by such Party in connection with the BCA and the transactions contemplated thereby in accordance with the BCA. Notwithstanding the forgoing, the Company acknowledges and agrees to pay, on behalf of Velocity, all fees of R.R. Donnelley incurred in connection with the preparation of the S-4 registration statement and other SEC filings made solely in connection with the announcement and pendency of the BCA and the transactions contemplated thereby.

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the date written above.

[Signature Page(s) Follow.]

VELOCITY ACQUISITION CORP.

By:	/s/ Garrett Schreiber
Name:	Garrett Schreiber
Title:	Chief Financial Officer

VBLG MERGER SUB, LLC

By: Velocity Acquisition Corp.

Its: Sole Member

By:	/s/ Garrett Schreiber
Name:	Garrett Schreiber
Title:	Chief Financial Officer

VBLG BLOCKER MERGER SUB, LLC

By: Velocity Acquisition Corp.

Its: Sole Member

By:	/s/ Garrett Schreiber
Name:	Garrett Schreiber
Title:	Chief Financial Officer

[Signature Page to Termination Agreement]

BBQ HOLDING, LLC

By:	/s/ Russ Alan Wheeler
Name:	Russ Alan Wheeler
Title:	Chief Executive Officer

BVP BBQ BLOCKER, LP

By: BVP BBQ General Partner, LLC

Its: General Partner

By:	/s/ Stephen Lebowitz
Name:	Stephen Lebowitz
Title:	Authorized Person

BVP BBQ GENERAL PARTNER, LLC

By:	/s/ Stephen Lebowitz
Name:	Stephen Lebowitz
Title:	Authorized Person

[Signature Page to Termination Agreement]

Schedule A

Account for Payment of Termination Fee

Exhibit A

Press Release

See attached.

Exhibit B

Form 8-K

See attached.

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